 AMENDMENT TO SERVICES AGREEMENT BY AND AMONG NATIONAL FINANCIAL SERVICES LLC, FIDELITY BROKERAGE SERVICES LLC, FIDELITY INVESTMENTS INSTITUTIONAL OPERATIONS COMPANY, INC., NORTHERN LIGHTS DISTRIBUTORS, LLC, AND TRIBUTARY CAPITAL MANAGEMENT, LLC

THIS AMENDMENT, effective as of the third day of May, 2010, is by and among National Financial Services LLC (“NFS”), Fidelity Brokerage Services LLC (“FBS”), Fidelity Investments Institutional Operations Company, Inc. (“FIIOC”), Northern Lights Distributors, LLC (“Distributor”) and Tributary Capital Management, LLC (“Adviser”) (collectively the Distributor and Adviser shall be referred to as “Fund/Agent” who are jointly and severally bound under the terms of the Agreement).

WITNESSETH:

WHEREAS, NFS, FBS, FIIOC, Distributor, FNB Fund Advisers and Tributary Capital Management, LLC entered into a Services Agreement dated August 1, 2009 (the “Agreement”), with regard to certain administrative services provided to beneficial owners of shares of mutual funds or other investment products associated with Fund/Agent;

WHEREAS, effective May 3, 2010, FNB Fund Advisers has merged with and into Tributary Capital Management, LLC and the parties wish to reflect and consent to the assignment of the rights and responsibilities of FNB Fund Advisers under the Agreement;

WHEREAS, the parties now desire to amend the Agreement as provided for in the relevant sections thereof.

NOW THEREFORE, in consideration of the above premises the parties now amend the Agreement by:

(1)	Replacing all references to “Adviser” as “FNB Fund Advisers and Tributary Capital Management, LLC” with “Tributary Capital Management, LLC”.

IN WITNESS WHEREOF, the parties have executed this amendment as of the date first written above.

Tributary Capital Management, LLC		National Financial Services, LLC Member NYSE, SIPC
By:	/s/ Steve Frantz	By:	/s/ Katie Zach
Name:	Steve Frantz	Name:	Katie Zach
Title:	President	Title:	Vice President
Date:	5/20/10	Date:	June 03, 2010

Fidelity Brokerage Services LLC Member NYSE, SIPC		Fidelity Investments Institutional Operations Company, Inc.
By:	/s/ Katie Zach	By:	/s/ Paul Riley
Name:	Katie Zach	Name:	Paul Riley
Title:	Vice President	Title:	Senior Vice President
Date:	June 03, 2010	Date:	5/27/10

Northern Lights Distributors, LLC
By:	/s/ Mike Nielsen
Name:	Chief Compliance Officer
Title:	May 11, 2010
Date:

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